Contact:	Mark Hord ViewPoint Financial Group (972) 578-5000, Ext. 7440	FOR IMMEDIATE RELEASE July 20, 2007

ViewPoint Financial Group

Reports Second Quarter and Year-to-Date 2007 Earnings

PLANO, Texas, July 20, 2007 -- ViewPoint Financial Group (NasdaqGS:VPFG) (the "Company"), the holding company for ViewPoint Bank, today announced quarter-to-date and year-to-date financial results for June 30, 2007. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which will be filed in August.

"I'm very pleased with our performance over the past year," said Gary Base, President and Chief Executive Officer of ViewPoint Financial Group. "Our quarterly earnings have improved from this time last year, our deposits and assets are steadily growing, and I believe our lending, business banking and consumer strategies will continue to strengthen our operations."

Highlights for the quarter include:

  Earnings before tax have increased by $1.6 million, from $461,000 for the three months ended June 30, 2006, to $2.0 million for the three months ended June 30, 2007.
  Total assets increased by $75.0 million from December 31, 2006, to June 30, 2007.
  Total deposits increased by $60.6 million from December 31, 2006, to June 30, 2007.
  Basic and diluted earnings per share for the three and six month periods ended June 30, 2007, were $0.05 per share and $0.09 per share, respectively.
  Paid dividend of $0.05 per share on May 17, 2007.

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Result of Operations for the Three Months ended June 30, 2007

The Company recognized earnings of $1.3 million for the three months ended June 30, 2007, compared to a loss of $172,000 for the three months ended June 30, 2006. Income before income tax expense for the three months ended June 30, 2007, was $2.0 million, an increase of $1.6 million from $461,000 for the three months ended June 30, 2006. The increase in income before income tax expense resulted from higher interest income of $3.2 million, an increase of 18.0%, higher noninterest income of $646,000, an increase of 11.6%, and lower noninterest expense of $455,000, a decrease of 3.1%. These amounts were partially offset by an increase in the provision for loan losses of $151,000, or 34.4%, and higher interest expense of $2.5 million, an increase of 33.5%.

Interest income increased by $3.2 million to $20.8 million for the three months ended June 30, 2007, from $17.6 million for the three months ended June 30, 2006. The increase in interest income was primarily related to increases in the interest earned on securities due to growth in volume and yield.

Interest expense increased $2.5 million to $10.1 million for the three months ended June 30, 2007, from $7.6 million for the three months ended June 30, 2006. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates. Also, increased volume in our time accounts contributed to the increase in interest expense, as the average balance in time deposits increased by $150.0 million compared to the second quarter of 2006.

Noninterest income increased $646,000 to $6.2 million for the three months ended June 30, 2007, from $5.6 million for the three months ended June 30, 2006, primarily due to an increase in income from service charges and fees.

Noninterest expense decreased $455,000 to $14.3 million for the three months ended June 30, 2007, compared to $14.7 million for the three months ended June 30, 2006. The decrease in noninterest expense was primarily due to decreases in salaries and employee benefits and advertising expense.

Result of Operations for the Six Months ended June 30, 2007

The Company recognized earnings of $2.4 million for the six months ended June 30, 2007, compared to earnings of $6.2 million for the six months ended June 30, 2006. Net income for the six months ended June 30, 2006, included a $6.1 million tax benefit due to the Company's change in tax status at the beginning of 2006. Income before income tax expense (benefit) for the six months ended June 30, 2007, was $3.8 million, an increase of $2.9 million from $886,000 for the six months ended June 30, 2006.

The increase in income before income tax expense (benefit) resulted from higher interest income of $6.5 million, an increase of 19.0%, higher noninterest income of $1.0 million, an increase of 9.0%, and lower noninterest expense of $1.3 million, a decrease of 4.3%.

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These amounts were partially offset by an increase in the provision for loan losses of $773,000, or 95.6%, and higher interest expense of $5.1 million, an increase of 35.3%.

Interest income increased by $6.5 million, or 19.0%, to $40.7 million for the six months ended June 30, 2007, from $34.2 million for the six months ended June 30, 2006. The increase in interest income was primarily related to increases in the interest earned on securities due to growth in volume and yield.

Interest expense increased $5.1 million, or 35.3%, to $19.5 million for the six months ended June 30, 2007, from $14.4 million for the six months ended June 30, 2006. The increase in interest expense was primarily due to the rising interest rate environment and the repricing of deposit accounts to those higher interest rates. Also, increased volume in our time accounts contributed to the increase in interest expense, as the average balance in time deposits increased by $145.2 million compared to the six months ended June 30, 2006.

Noninterest income increased $1.0 million to $12.2 million for the six months ended June 30, 2007, from $11.2 million for the three months ended June 30, 2006, primarily due to an increase in income from service charges and fees.

Noninterest expense decreased $1.3 million to $28.0 million for the six months ended June 30, 2007, compared to $29.3 million for the six months ended June 30, 2006, primarily due to decreases in salaries and employee benefits and advertising expense.

Financial Condition at June 30, 2007

Total assets increased by $75.0 million, or 4.9%, to $1.60 billion at June 30, 2007, from $1.53 billion at December 31, 2006. The increase was primarily a result of growth in investment securities of $160.7 million, which were purchased primarily with funds received from the increased deposit base and maturing loans. This increase was partially offset by decreases in net loans of $47.3 million and cash and cash equivalents of $39.6 million.

Our net loan portfolio decreased $47.3 million, or 4.9%, from $968.7 million at December 31, 2006, to $921.3 million at June 30, 2007. This decline is an expected element of our previously announced strategy to transition our loan portfolio away from consumer loans, in particular indirect automobile loans, into one- to four-family and commercial real estate loans. The decline in loans has slowed from the six months ended June 30, 2006, during which our net loan portfolio declined by $69.0 million, or 6.4%. We expect the rate of this decline to continue to slow, and ultimately be reversed, as our consumer loan portfolio is paid down and the rate of increase in our one- to four-family and commercial real estate loan portfolio begins to outpace these paydowns. The Bank does not offer subprime lending programs.

As consumer loan balances decline, available funds are invested into securities until these funds can be redeployed into one- to four- family and commercial real estate loans. We are currently seeing the most growth in our one-to four-family loans, which increased $36.6 million, or 12.9%, from December 31, 2006, due to the purchase of one-to four-family real estate loans.

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Total deposits increased by $60.6 million, or 4.9%, to $1.30 billion at June 30, 2007, as compared to $1.23 billion at December 31, 2006. Time deposits continue to grow primarily due to new public fund certificates opened in 2007. We are currently focusing on building our business account products and offering consumer accounts that offer a wide range of services to best meet our customers' banking needs. Also, we will continue to place emphasis on obtaining higher balance public fund accounts.

Total equity declined by $4.6 million, or 2.2%, to $210.1 million at June 30, 2007, from $214.8 million at December 31, 2006. The Company purchased $4.6 million in treasury stock to reduce the dilutive effect of the restricted stock granted in May 2007.

About ViewPoint Financial Group

ViewPoint Financial Group is the holding company for Plano-based ViewPoint Bank. ViewPoint Bank is the largest bank based in Collin County and operates 33 branches, 15 of which are in-store locations and 3 of which are loan production offices.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as "expects," "believes," "should," "plans," "anticipates," "will," "potential," "could," "intend," "may," "outlook," "predict," "project," "would," "estimates," "assumes," "likely," and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company's consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company's loan and investment portfolios; changes in management's business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set forth under Risk Factors in our Annual Report on Form 10-K.

The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 116,284	$ 155,855
Securities available for sale, at fair value	488,666	324,523
Securities held to maturity	7,870	11,271
Loans held for sale	2,281	3,212
Loans, net of allowance of $6,166-June 30, 2007, $6,507-December 31, 2006	919,034	965,452
Federal Home Loan Bank stock, at cost	4,432	3,724
Premises and equipment, net	41,298	42,262
Accrued interest receivable and other assets	24,864	23,461

Total Assets	$ 1,604,729	$ 1,529,760

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest-bearing demand	$ 197,162	$ 211,301
Interest-bearing demand	73,207	69,711
Savings and money market	635,884	647,706
Time	389,232	306,163
Total deposits	1,295,485	1,234,881
Federal Home Loan Bank advances	70,705	55,762
Other liabilities	28,410	24,339
Total shareholders' equity	210,129	214,778

Total Liabilities and Shareholders' Equity	$ 1,604,729	$ 1,529,760

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VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Interest and dividend income	20,772	17,610	40,682	34,187
Interest expense	10,128	7,584	19,480	14,398
Net interest income	10,644	10,026	21,202	19,789
Provision for loan losses	590	439	1,582	809
Net interest income after provision for loan losses	10,054	9,587	19,620	18,980

Noninterest income	6,225	5,579	12,217	11,206
Noninterest expense	14,250	14,705	28,036	29,300

Income before income tax expense (benefit)	2,029	461	3,801	886
Income tax expense (benefit)	714	633	1,387	(5,325)

Net income (loss)	$ 1,315	$ (172)	$ 2,414	$ 6,211

Financial Summary (unaudited)
(Dollar amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Quarterly Operating Results
Basic EPS	$ 0.05	$ n/a	$ 0.09	$ n/a1
Diluted EPS	$ 0.05	$ n/a	$ 0.09	$ n/a
Weighted average common shares outstanding	25,897,586	n/a	25,843,469	n/a
Less: average unallocated ESOP shares	(873,984)	n/a	(885,523)	n/a
Less: average unallocated restricted shares	(184,707)	n/a	(92,864)	n/a
Average shares	24,838,895	n/a	24,865,082	n/a
Diluted average shares	24,838,895	n/a	24,865,082	n/a
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[1]	The Company completed its minority stock offering on September 29, 2006; therefore, earnings per share data is not available for the three and six months ended June 30, 2006.